                                                                   Exhibit 1

                              JQH ACQUISITION, LLC
                               Carnegie Hall Tower
                              152 West 57th Street
                                   56th Floor
                               New York, NY 10019

                              GIC REAL ESTATE, INC.
                              156 West 56th Street
                                   Suite 1900
                               New York, NY 10019

                                January 31, 2005

Special Committee of the Board of Directors of
   John Q. Hammons Hotels, Inc.
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Pkwy, Suite 900
Springfield, MO 65806

      RE:   PROPOSAL TO ACQUIRE JOHN Q. HAMMONS HOTELS, INC.

Gentlemen:

      We are pleased to enclose a firm proposal to acquire all of the Class A Common Stock of John Q. Hammons Hotels, Inc. (the "Company"). JQH Acquisition, LLC is an entity 100% owned by Jonathan Eilian, and GIC Real Estate, Inc. is a wholly-owned subsidiary of GIC, the investment arm of the Government of Singapore with over $100 billion in assets.

      Our offer is not contingent on third-party financing, and contemplates that the Company will be taken private through a merger transaction. While our offer is not contingent upon their participating, it is anticipated that iStar Financial, Inc. will participate in the financing of our transaction.

      We have entered into agreements with stockholders holding approximately 25% of the Class A Common Stock (excluding Mr. Hammons' Class A shares), whereby such stockholders have agreed to support our proposal.

      If our proposal is acceptable to the Company, we would suggest entering into a period of exclusive negotiations with you and Mr. Hammons in order to negotiate definitive agreements relating thereto. Given our high degree of familiarity with the Company and Mr. Hammons' needs resulting from months of due diligence review of the Company and detailed negotiations with Mr. Hammons, we believe that we can move extremely quickly to complete the transactions contemplated in the enclosed proposal.

      We look forward to working with you.

JQH ACQUISITION LLC                       GIC REAL ESTATE, INC.


By /s/ Jonathan D. Eilian                 By /s/ Howard Margolis
   ----------------------                    -----------------------
Its: Managing Member                      Its: Senior Vice President

                              JQH ACQUISITION, LLC
                               Carnegie Hall Tower
                              152 West 57th Street
                                   56th Floor
                               New York, NY 10019


                              GIC REAL ESTATE, INC.
                              156 West 56th Street
                                   Suite 1900
                               New York, NY 10019


                                January 31, 2005

Special Committee of the Board of Directors of
   John Q. Hammons Hotels, Inc.
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Pkwy, Suite 900
Springfield, MO 65806

      RE:   PROPOSAL TO ACQUIRE JOHN Q. HAMMONS HOTELS, INC.

Gentlemen:

      We are pleased to submit the following proposal to John Q. Hammons Hotels, Inc. (the "COMPANY") whereby one or more entities ("NEWCO") to be formed by JD Holdings, LLC and GIC Real Estate, Inc. (collectively, "INVESTOR") will acquire the Company.

      1. TRANSACTION STRUCTURE AND PURCHASE PRICE. Subject to the terms and conditions set forth herein, the Company shall be merged with and into a subsidiary of Newco (the "Merger"). In connection with the Merger, each holder of the Company's Class A Common Stock would be converted into the right to receive $24.00 in cash (the "MERGER CONSIDERATION").

      2. CONDITIONS. We have financing sufficient to consummate the transactions contemplated herein without the need for any additional third-party financing. Our proposal is subject only to the following conditions:

            (a) the accuracy and completeness of the Company's Form 10-K for the fiscal year ended January 2, 2004 and Form 10-Q for the fiscal quarter ended October 1, 2004 and any Form 10-K, 10-Q or Form 8-K, filed following the date hereof and prior to the Merger (collectively, the "PUBLIC DOCUMENTS"), and the absence of any materially adverse facts or circumstances that are not disclosed in the Public Documents;

            (b) receipt of all necessary material governmental approvals (including, without limitation, approvals under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended) and receipt of all material third party approvals which are required as

Special Committee of the Board of
      Directors of John Q. Hammons Hotels, Inc.                   Page 2


      a result of legal and contractual arrangements to which the Company, Mr. John Q. Hammons ("MR. Hammons") and their respective affiliates are subject; and which are required to consummate the proposed transactions;

            (c) approval of the Merger by the Company's board of directors (the "Board") and, if legally required or if required by the Board or any committee thereof formed for the purposes of evaluating the transactions contemplated herein, the requisite percentage of the Company's stockholders;

            (d) the absence of the occurrence of any material adverse change, as such condition shall be mutually agreed upon by the Company and Investor; and

            (e) entry into mutually satisfactory arrangements with Mr. Hammons in respect of John Q. Hammons Hotels, LP, a Delaware limited partnership (the "PARTNERSHIP"), and other arrangements relating to Mr. Hammons' role in and rights with respect to the Company and the Partnership following the Merger (collectively, the "HAMMONS TRANSACTION").

      3. COUNTERPARTS; GOVERNING LAW; BINDING EFFECT; TERMINATION. This letter agreement may be executed in two or more counterparts (any of which may be by facsimile signature). This letter agreement shall be governed by the substantive laws of the State of Delaware, and when signed by each of the parties listed on the signature page hereto, will constitute a legally binding obligation of the Company and Investor. Following execution hereof, the Company and Investor shall negotiate the terms of the definitive agreements relating hereto in good faith, which agreements shall contain such terms as are customary for transactions of this type. The Company acknowledges that if it fails to perform any of its obligations under this letter agreement, immediate and irreparable harm or injury might be caused to Investor for which money damages would not be an adequate remedy. In such event, the Company agrees that Investor shall have the right, in addition to any other rights and remedies it may have, to seek specific performance of this letter agreement (without the necessity of posting a bond or other security).

      4. KEY CONTACTS. Jonathan Eilian, JQH Acquisition, LLC (212-884-8827), Howard Margolis, GIC Real Estate, Inc. (212) 468-1919 and Gary Silverman, Esq., Kaye Scholer LLC (312-583-2330) will be available to respond to any questions you might have regarding our proposal.

      5. ENTIRE AGREEMENT. This letter agreement and the confidentiality agreement, dated November 19, 2004, between Investor and the Company (the "CONFIDENTIALITY AGREEMENT"), set forth the entire understanding of the parties with respect to the transactions contemplated hereby and thereby, and this letter agreement supercedes all prior discussions, understandings, agreements and representations by or between the parties other than as expressly set forth in the Confidentiality Agreement, and this letter agreement shall not be modified or amended except by a written agreement executed and delivered by each of the parties hereto.

Special Committee of the Board of
      Directors of John Q. Hammons Hotels, Inc.                   Page 3


      We are enthusiastic about this opportunity and are prepared to dedicate the necessary resources to expeditiously complete the Merger. Should you have any questions regarding our proposal, please do not hesitate to contact us.

                                    * * * * *

Special Committee of the Board of
      Directors of John Q. Hammons Hotels, Inc.                   Page 4




      If you are in agreement with the terms set forth above and desire to proceed with the transactions contemplated hereby on that basis, please sign in the space provided below and return an executed copy to us.

                                         Sincerely,

                                         JQH ACQUISITION, LLC

                                         /s/ Jonathan Eilian
                                         ----------------------
                                         By:   Jonathan Eilian
                                         Its:  Managing Member

                                         GIC REAL ESTATE, INC.

                                         By: /s/ Howard Margolis
                                         -----------------------
                                         Its: Senior Vice President




ACCEPTED AND AGREED as of
_____________ __, 2005

JOHN Q. HAMMONS HOTELS, INC.

By:
      ______________________

Its:
      ______________________